Exhibit 99.1

                 iMergent Reviews Activity in Australia

    OREM, Utah--(BUSINESS WIRE)--Oct. 10, 2007--iMergent, Inc., (AMEX:IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, announced the company was served notice that the Federal Court of Australia New South Wales District Registry has set a hearing on a request for a temporary injunction by the Australian Competition and Consumer Commission (ACCC).

    The ACCC is seeking a temporary injunction barring iMergent from conducting business in Australia until such time as a permanent injunction is entered which would require certain actions on the part of the company. The company is reviewing the terms of the ACCC's requested permanent injunction and believes it should be able to agree to most of the terms in the ACCC's requested permanent injunction.

    "We look forward to working with the ACCC to resolve any concerns the commission may have," said Donald Danks, CEO, iMergent. "We stand by our software and our company."

    The company has six workshops scheduled in Australia during the week of October 21, 2007, which, at this time, the company believes it will be able to conduct.

    The ACCC has alleged the company failed to comply with the terms of a previous order by failing to notify the ACCC of seminars that were being held in Australia, provide copies of tapes of seminars to the ACCC which were requested, notify purchasers of the three-day right to rescind and provide certain disclosures.

    iMergent maintains it notified customers of the three-day right to rescind and provided the specified disclosures. However, the company acknowledged it failed to notify the ACCC, in a timely manner, of seminars that were previously held due to the error of a former employee of the company. Additionally, the company was unable to provide one of several tapes requested by the ACCC.

    iMergent has retained Australian legal representation, including a solicitor and a barrister.

    Safe Harbor Statement

    Statements made in this press release regarding the company's, (i) the Company's belief that it notify customers of the right to rescind and provide the specified disclosures, (ii) the expectation of the Company that it should be able to agree to most of the terms in the ACCC's requested permanent injunction, and (iii) that the Company will be able to hold the six seminars scheduled in Australia the week of October 21, 2007, are subject to a number of risks and uncertainties that could cause actual results to differ materially form those described in the forward-looking statements. For a more detailed discussion of risk factors that affect iMergent's operations, please refer to the company's Form 10-K for the year ended June 30, 2007.

    About iMergent

    iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting and marketing products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

    CONTACT: iMergent, Inc.
             Robert Lewis, CFO, 801-431-4695
             investor_relations@imergentinc.com
             or
             Lippert/Heilshorn & Associates
             Kirsten Chapman, 415-433-3777 (Investor Relations) kchapman@lhai.com
             Dahlia Bailey, 415-433-3777 (Investor Relations)